UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 3, 2008

LIN TV Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31311	05-0501252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Richmond Square, Suite 200, Providence, Rhode Island 02906

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:     (401) 454-2880

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 3, 2008, LIN TV Corp. (“LIN TV”) announced that the Board of Directors appointed Richard J. Schmaeling as LIN TV’s Senior Vice President Chief Financial Officer. Mr. Schmaeling has also been appointed as Senior Vice President Chief Financial Officer of LIN Television Corporation (“LIN Television”), a wholly-owned subsidiary of LIN TV. In connection with Mr. Schmaeling’s appointment, the Compensation Committee of LIN TV’s Board of Directors (the “Compensation Committee”) approved the grant to Mr. Schmaeling of an option to purchase 100,000 shares of the Company’s class A common stock. The option vests over a period of four years, with 25% of the option vesting on each anniversary of the grant date, beginning one year from the date of grant.

Mr. Schmaeling, age 44, was previously employed by Dow Jones & Company, Inc. in the position of Vice President, Finance since 2007 and in the capacity of Vice President, Business Unit Finance since 2004. Mr. Schmaeling was Vice President, Finance of Bracco Diagnostics Inc. from 1994 – 2004.

LIN TV and LIN Television entered into an employment agreement with Mr. Schmaeling, effective as of October 6, 2008. The agreement provides for Mr. Schmaeling to receive a base salary of $325,000 and to be eligible for an annual bonus in an amount up to $150,000. 75% of the target bonus amount will be payable based upon achievement of certain revenue and EBITDA targets established by the President and CEO of LIN TV together with the Board of Directors of LIN TV. The remaining 25% of the target bonus amount will be payable in such amount as is determined by the President and CEO of LIN TV and the Compensation Committee based upon their assessment of such factors as they determine are relevant, such as financial performance or management’s achievement of certain goals that may be established by the President and CEO and the Board. For fiscal year 2008, Mr. Schmaeling’s bonus is fixed at $35,000. The term of the agreement is continuous and may be terminated by either LIN TV, LIN Television or Mr. Schmaeling. In the event that the employment agreement is terminated by LIN TV or LIN Television “without cause” or by Mr. Schmaeling for “good reason” as defined in the agreement, Mr. Schmaeling will be entitled to receive as a severance payment the amount of his base salary and a payment equal to the bonus he received in the prior year. In addition, during the twelve-month period following a termination of Mr. Schmaeling’s employment by LIN TV or LIN Television “without cause” or by Mr. Schmaeling for “good reason,” LIN Television will continue to pay the employer’s portion of Mr. Schmaeling’s health and dental insurance premiums. Upon a change of control transaction or if either LIN TV or LIN Television terminate Mr. Schmaeling’s employment in anticipation of a change of control transaction, the agreement provides that the stock options that LIN TV granted to Mr. Schmaeling (representing the right to purchase 100,000 shares of the Company’s class A common stock) will become fully vested. The summary of the employment agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of the employment agreement attached hereto as Exhibit 10.1.

Item 8.01  Other Events.

On October 3, 2008, LIN TV issued a press release announcing Mr. Schmaeling’s appointment as Senior Vice President Chief Financial Officer, and also announcing the appointment of Robert Richter as Senior Vice President New Media. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

10.1 Employment agreement between LIN TV Corp., LIN Television Corporation and Richard Schmaeling dated September 30, 2008, effective as of October 6, 2008.

99.1 Press release dated October 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIN TV Corp.

Date: October 3, 2008	By: /s/ William A. Cunningham
	Name:	William A. Cunningham
	Title:	Vice President and Controller